Exhibit 5.1

November 18, 2024

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Re: Huntington Ingalls Industries, Inc.

  Registration Statement on Form S-3 (File No. 333-281250)

Ladies and Gentlemen:

We have acted as counsel to Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries and affiliates listed on Annex A hereto (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-281250 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, the prospectus supplement, dated November 13, 2024, filed with the Commission on November 14, 2024 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $500,000,000 principal amount of 5.353% Senior Notes due 2030 (the “2030 Notes”) and $500,000,000 principal amount of the Company’s 5.749% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of November 18, 2024 (the “Base Indenture”), among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated November 18, 2024, relating to the Notes (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee, and are guaranteed pursuant to the terms of the Indenture and the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes, the Guarantees and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Huntington Ingalls Industries, Inc.

November 18, 2024

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms , and the Guarantees of the Notes are legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as currently in effect and have made such inquiries as we consider necessary to render the opinions above. We have further assumed without independent investigation that the operating agreement of each of the Guarantors that is a Delaware limited liability company constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms; to the extent our opinions above are dependent on the interpretation of such agreement, it is based on the plain meaning of the provisions thereof in light of the Delaware Limited Liability Company Act. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture, the Guarantees or the certificates evidencing the global Notes (collectively, the “Specified Note Documents”) of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Specified Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any provision in any Specified Note Document waiving the right to object to venue in any court; (vii) any agreement to submit to the jurisdiction of any Federal court; (viii) any waiver of the right to jury trial or (ix) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Huntington Ingalls Industries, Inc.

November 18, 2024

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

ANNEX A

Guarantors

Name	Form of Entity	Jurisdiction of Formation

Huntington Ingalls Industries Energy and Environmental Services, Inc.	Corporation	Delaware

HII Nuclear Inc.	Corporation	Delaware

Huntington Ingalls Unmanned Maritime Systems, Inc.	Corporation	Delaware

Huntington Ingalls Incorporated	Corporation	Virginia

Newport News Nuclear Inc.	Corporation	Virginia

Fleet Services Holding Corp.	Corporation	Delaware

HII Services Corporation	Corporation	Delaware

HII TSD Holding Company	Corporation	Delaware

HII Technical Solutions Corporation	Corporation	Delaware

HII Fleet Support Group LLC	Limited liability company	Delaware

HII Unmanned Systems, Inc.	Corporation	Delaware

HII Mission Technologies Corp.	Corporation	Delaware

Commonwealth Technology Innovation LLC	Limited liability company	Virginia

Enlighten IT Consulting LLC	Limited liability company	Maryland